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                                                                    EXHIBIT 99.2

                    SECOND QUARTER 2003 INVESTOR PRESENTATION
       DAVID W. KAY, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                  JULY 24, 2003

         Good Morning and welcome to our second quarter 2003 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

         I will begin with some brief comments expanding on our press release in terms of our results for the quarter. Following my comments, we will open up the call for your questions. First, however, I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         Reported results for the quarter amounted to a net loss of $6.5 million, or $0.35 per share, compared to a net profit of $23.4 million, or $1.27 per share, in the second quarter of 2002. Included in 2003 reported net results is a restructuring charge of $28.5 million gross, $18.2 million, or $0.99 per share, net of tax, related to the consolidation of operations and related plant closings in the Engine & Power Train Group. Exclusive of the restructuring charge, earnings for the quarter amounted to $0.64 per share. Consolidated sales for the quarter amounted to $482.3 million, up from last year's second quarter sales of $395.3 million. The largest factor for this increase was the inclusion of sales from the FASCO Motors Group. As you may recall, we completed the FASCO acquisition on December 30, 2002, and this is the second quarterly period in which we are reporting operating results for FASCO. FASCO's net sales for the quarter amounted to $104.0 million. Sales of compressor products decreased by $17.9 million, or approximately 7%, to $223.1 million from second quarter sales a year ago. Sales of Engine and Power Train products increased by $2.3 million to $113.6 million from the same period a year ago, while Pump products sales decreased by $1.7 million to $39.0 million from 2002 levels.

         Results for the quarter, both in terms of sales and operating profits, exclusive of special restructuring charges, are disappointing. Consolidated operating profit, exclusive of the plant closing and restructuring charge of $28.5 million, amounted to $19.3 million versus $34.5 million a year ago. The increased contribution to operating income provided by the addition of the FASCO Motors Group was more than offset by declines in the other operating segments. Compressor operating profit amounted to $19.5 million in the quarter versus $28.1 million a year ago. This decline was driven by several factors, including reduced volumes in a number of key markets, lower overall selling prices, and the impact of a weak U.S. dollar. Exports from the North American compressor operations to the Middle East and Asia were reduced significantly from the second quarter a year ago. Armed conflict and political turmoil had a negative impact on Middle Eastern sales, while Asian exports suffered from a glut of low cost, locally produced Asian compressors. Aftermarket sales into the distribution and replacement markets were negatively affected by cool, wet spring weather, and declined nearly 9% from second quarter


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2002 levels. As a result, North American compressor sales declined by $34.6 million or nearly 32% from year ago levels, and operating margins declined to 9.3% from 13.6%.

         Although unit volumes increased quarter over quarter, Brazilian operations, while still very strong, were negatively impacted by global economic conditions, as well as the unfavorable effects of a weak U.S. dollar. Sales into the local Brazilian market continue to decline as a result of the worsening Brazilian economic conditions, where interest rates on consumer borrowing remain extremely high in an effort to control inflation within the Country. The strengthening of the Brazilian currency verses the U.S. dollar resulted in remeasurement losses on U.S. dollar-denominated receivables early in the quarter versus remeasurement gains a year ago when the Real was weakening against the dollar. The weakness of the U.S. dollar against the Real has negatively impacted margins in Brazil as a result of translating operating costs incurred in local currency into U.S. dollars. Brazilian operations also suffered from a poor mix of lower margin compressors, higher operating costs, and continued market-based pricing pressures.

         Results in our European compressor operations remain soft. A stagnant European economy, combined with a strong European currency, have left results here relatively flat.

         Compressor operations in India continued to show improvement. Sales in the second quarter increased by approximately $3.2 million compared to the second quarter a year ago with a slight improvement in operating margins.

         The outlook in the Compressor Group for the balance of the year is uncertain. Demand is spotty in nearly all major markets. There continues to be a worldwide glut of capacity, which has put heavy pressure on selling prices. The worldwide economy remains very soft, particularly in Europe. Additionally, the weak U.S. dollar has put pressure on margins at our overseas compressor operations.

         Capital spending and investment in the Compressor Group will continue to be focused primarily on expanding existing overseas operations in India and Brazil, where operating costs remain relatively low compared to domestic costs, and where we can more effectively compete. We continue to evaluate investments in Asia, although the nature and timing of these potential investments, if any, cannot currently be accurately predicted.

         Turning our attention to the Engine and Power Train Group, results here continue to be well below our expectations. The Group generated an operating loss for the quarter of $6.7 million compared to a profit of $2.1 million a year ago. Sales in the Group increased from $111.3 million a year ago to $113.6 million this year. Early in the quarter, unit shipments into the domestic lawn and garden market were quite strong, and we anticipated a relatively robust shipping quarter. However, in the last half of the quarter, these shipments declined unexpectedly, primarily as a result of cool, wet spring weather and excess inventory in the hands of the OEM's that we supply. North American unit shipments for the quarter decreased by approximately 5% from the second quarter a year ago. Engine demand at our European operations was also negatively impacted by weather conditions -- namely record high temperatures and near drought conditions in some areas of the continent. As a result, European volumes decreased by nearly 15% from second quarter a year ago. On the positive side, shipments into the more profitable snow market increased by nearly 14% from a year ago.


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Overall, however, total volume remains very heavily weighted toward an unfavorable mix of low margin, walk behind rotary mower applications where average selling prices continue to deteriorate year over year. Operating results were also negatively impacted by start-up costs at our new Curitiba, Brazil operations and increased engineering costs related to our development of new product offerings. Margins were also negatively impacted by increased costs for hourly health care, tooling, freight, general overhead expenses, and manufacturing inefficiencies as production wound down at the now closed Douglas, Georgia facility. In addition to reduced weather-related demand, European sales were negatively impacted by the strong European currency.

      In connection with our efforts to reduce manufacturing costs and realign our productive capacity to meet both current and future operational needs, we previously announced our intent to close our Douglas, Georgia and Sheboygan Falls, Wisconsin manufacturing facilities and the relocation of certain production capacity from those facilities to our new Curitiba, Brazil operation and other existing U.S. locations. The Douglas plant was effectively closed by June 30th. The majority of useable equipment was removed from the facility and either has been or will be installed at Curitiba or other U.S. facilities. The closure of the Sheboygan Falls Diecasting facility should be completed by year-end. In connection with these actions, we recorded a $28.5 million restructuring charge during the quarter.

      The restructuring charge, which has been recognized in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," includes approximately $6.8 million in earned severance pay and future benefit costs relating to manpower reductions, $2.0 million in plant closing and exit costs incurred through June 30, 2003, and $19.7 million in asset impairment charges for idled equipment and facilities. The amount of severance pay and future benefit costs includes $0.8 million in curtailment losses related to the pension plan at the Sheboygan Falls, Wisconsin facility.

      Under SFAS No. 146, severance payments that require future service to be received is accrued as it is earned and other costs are only recognized to the extent that a liability has been incurred. Accordingly, under the restructuring plan, the Company expects to recognize additional plant closing and exit costs of $3.4 million, and a curtailment gain of $4.4 million related to other post-employment benefits at the Sheboygan Falls, Wisconsin facility in the third, and possibly, fourth quarters.

         Looking forward to the balance of the year, the bottom line results will be difficult to predict with any degree of accuracy. While the profitable snow season will have a positive impact on results, other factors will exert a dampening effect. Additionally, demand for engines, particularly walk-behind rotary mower applications, is uncertain. Timing of new product delivery and customer acceptance of product are unknown at the present time. We currently don't see anything on the horizon which would lead us to believe demand in the third or fourth quarter will be particularly robust. The 2004 lawn and garden season actually begins in earnest for us in the fourth quarter of the year. As of today, we still don't have a fix on what OEM models or SKU's we will be on for the upcoming 2004 season. Continued start up expenses at the new Curitiba facility will continue to depress operating results in the Engine and Power Train Group. The Curitiba plant is now in partial operation and has begun producing component parts


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for evaluation and qualification for use in our U.S. engine manufacturing and assembly plants. The relocation and installation of equipment from the now closed Douglas plant is well underway and should be completed by the end of the third quarter. Full production at the new facility is planned for mid-fourth quarter. The benefit of the lower Brazilian cost structure will not be fully realized until the first part of 2004.

      Now lets take a look at our newest segment -- the Electrical Components Group. As previously mentioned, we completed the acquisition of the FASCO Motors Group on December 30, 2002. This is the second full quarter in which the FASCO results are included in our consolidated earnings. FASCO has been combined with certain other legacy electrical component businesses which were previously included in the Compressor segment. For the quarter, the Electrical Components Group reported an operating profit of $5.7 million on net sales of $106.5 million. Of these amounts, FASCO's sales amounted to $104.0 million and its operating profit was $6.6 million. Sales of the other component companies are primarily either intercompany or inter-segment, leaving FASCO as the largest single operation in the Group. FASCO's results for the quarter were slightly below our expectations, primarily as a result of softness in two of its major markets; automotive and linear actuators/gear motors. Sales to the automotive sector were off somewhat as a result of reduced North American auto production and weak consumer demand for high-end garage door openers. Sales to the gear motor/linear actuator markets were off significantly from forecasted amounts, primarily in the healthcare equipment sector, as well as the recreation exercise and fitness markets. Sales to the HVAC aftermarket replacement and distribution markets have also been negatively impacted by the cool, wet spring weather. FASCO's operating results were also negatively impacted by increased costs of an ongoing plant closing and restructuring action which is designed to relocate certain motor production from the U.S. to Mexico, which was commenced prior to our purchase of the Company. This action should be completed by mid-August. On a more positive note, FASCO's results beginning in mid-third quarter and continuing into the fourth are anticipated to be improved from first half results as it heads into the peak demand season for its draft inducer and blower systems which are used in high efficiency gas furnaces and water heaters.



      Pump operations were also down when compared to the second quarter of 2002. Most of the decrease was attributable to the Little Giant Pump Company where sales were off approximately 4% from a year ago, and margins decreased to 11.9% from 13.8%. Soft economic conditions and the cool, wet spring negatively impacted retail sales of water gardening and other consumer products. Operating margins were also negatively impacted by increased overhead and health care costs. Sales and operating profits at MP Pumps, which is a producer of commercial and industrial pumps, were relatively flat.

         The Company continues to maintain a strong balance sheet and a favorable cash position. At June 30, we had approximately $266 million in available cash on our balance sheet. Capital spending for the first half of 2003 amounted to slightly under $32 million with second half spending currently estimated at approximately $35 to $37 million. The majority of capital investment continues to be made in lower cost countries, such as Brazil and India. We continue to analyze strategic acquisition and investment opportunities which would complement and/or


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improve our core businesses, markets and strategies, but have no imminent plans or opportunities in this area at this time.

      Looking out at the balance of the year, we continue to face soft demand, intense competition, and uncertain economic conditions in each of our major segments. Forecasting in this environment has become extremely difficult. There is no crystal clear picture for the next three to six months. As a result, we will not be providing any specific or detailed guidance for the third and fourth quarters of 2003. In general, we expect a slight year over year improvement in bottom line results exclusive of any potential restructuring charges, but do not see anything on the horizon that would lead us to believe that there will be any dramatic improvements. Compressor operations, because of competitive pricing pressures, general worldwide economic conditions, and a weak U. S. dollar are expected to be soft and are not expected to perform as well in the second half of 2003 as they did last year. Brazilian operations will continue to perform well, but because of the currency situation, will see further margin pressures.

      FASCO is expected to perform well. Results here are expected to exceed first half numbers, but soft demand and economic conditions in certain markets, such as automotive and linear actuators, may have a dampening effect.

      Results in the Engine and Power Train Group are even less predictable. The strength and duration of the snow season will have a significant impact on results, as will the ability of the new Brazilian operation to ramp up to full production. We anticipate results should be improved from first half levels, but there are a significant number of issues which could have a negative impact. The ability of this Group to bring newly designed product into production and into the marketplace will be key to the long term profitability of the Group, but we do not currently expect any significant impact until late in the fourth quarter or in the first quarter of 2004.

      Our focus now is to improve our competitive position in all the markets and segments we serve by lowering cost, developing new or unique products for niche markets or applications and moving up the value chain by offering value-added subassemblies or complete systems to our customers, rather than just commodity products.

      That concludes my prepared comments for this morning and we will now open the call to your questions.


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